EXHIBIT 34.1

[Letterhead of PricewaterhouseCoopers, LLP]

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Franklin Capital Corporation:

We have examined Franklin Capital Corporation's compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions backed by automotive retail installment sale contracts issued  on or after January 1, 2006  for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the period from October 1, 2006 through September 30, 2007 (the “Platform”), described in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria ("Report on Assessment of Compliance"), as of and for the period from October 1, 2006 to September 30, 2007, excluding criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 11229d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform.   The Platform includes the asset-backed securities listed in Appendix B to the Report on Assessment of Compliance.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria as set forth in items 1122(d)(1)(i), 1122(d)(3)(i) and 1122(d)(4)(ii) of Regulation AB, applicable to the Company, as of and for  the year ended September 30, 2007.  Policies and procedures maintained to monitor performance or other triggers and events of default in accordance with the transaction agreements were not operating effectively in certain instances. Information provided in certain reports to investors was not calculated in accordance with the terms specified in the transaction agreements. Original loan documents were not safeguarded in accordance with the transaction agreements.

In our opinion, except for the material noncompliance described in the preceding paragraph, Franklin Capital Corporation complied with the aforementioned applicable servicing criteria as of and for the year ended September 30, 2007 for all asset-backed securities transactions backed by automotive retail installment sale contracts issued  on or after January 1, 2006 , for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the period from October 1, 2006 through September 30, 2007, in all material respects.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Salt Lake City, Utah

December 14, 2007